Exhibit 4.3

SECOND AMENDMENT TO THE

VERIZON SAVINGS AND SECURITY PLAN

FOR NEW YORK AND NEW ENGLAND ASSOCIATES

This Amendment is adopted this 19th day of July, 2016.

WHEREAS, Verizon Communications Inc. (Verizon) maintains the Verizon Savings and Security Plan for New York and New England Associates (Savings Plan);

WHEREAS, pursuant to Section 18.1 of the Savings Plan, the plan may be amended by the Verizon Employee Benefits Committee (VEBC) acting on behalf of Verizon in a settlor capacity;

WHEREAS, the Chairman of the VEBC is authorized by the VEBC to act on behalf of the VEBC; and

WHEREAS, the Company wishes to amend the Savings Plan in accordance with applicable collective bargaining agreements to allow supplementary contributions of up to 19% of eligible compensation.

NOW, THEREFORE, effective 90 days following the June 17, 2016, effective date of the applicable collective bargaining agreements, the Savings Plan is amended as follows:

1.    The third sentence of Section 4.1 of the Savings Plan is amended to read in its entirety as follows:

An employee who has authorized the maximum basic contribution of 6% may authorize a supplementary contribution consisting of any whole percentage of such Eligible Employee’s Compensation as an Employee Supplementary Pre-Tax Contribution, an Employee Supplementary After-Tax Contribution, or a combination of both which when added to the 6% Employee Basic Contribution results in a total contribution of not more than 25% of such Eligible Employee’s Compensation

2.    The last sentence of the second paragraph of Section 4.7 of the Savings Plan is amended to read in its entirety as follows:

The amount of such catch-up contributions for a payroll period shall range from a minimum amount of 1% to a maximum amount of 60% of the Participating Employee’s Compensation for such payroll period (such that the total contribution from pay under this Section and Section 4.1 cannot exceed 85% of the Participating Employee’s Compensation), and shall be expressed as a whole percentage of such Compensation.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

Verizon Communications Inc.

By:	/s/ Marc C. Reed
Marc C. Reed

Chairman of the Verizon Employee Benefits Committee